Exhibit 99.1

NEWS RELEASE

Gray Media Announces First Quarter Financial Results

Atlanta, Georgia – May 8, 2025. . . Gray Media, Inc. (“Gray,” “Gray Media,” “we,” “us” or “our”) (NYSE: GTN) today announced its financial results for the quarter ended March 31, 2025, which included total revenues above the high end of our guidance for the quarter. Total operating expenses were also below our guidance for the quarter. Moreover, for the first time since the COVID slowdown in 2020, our broadcasting operating expenses declined in the first quarter of the year on a year-over-year basis. In addition, we reduced the outstanding principal amount of our outstanding debt by $17 million during the first quarter of this year.

We continue to improve our local content offerings and in particular our broadcast of professional and collegiate sports, optimize our cost structure, strengthen our balance sheet and increase our financial flexibility. We look forward to continuing these trends.

Summary of First Quarter Results

Operating Highlights:

●	Total revenue in the first quarter of 2025 was $782 million, a decrease of 5% from the first quarter of 2024 and 1% above the high end of guidance for the quarter.
●

Consistent with guidance for the quarter, core advertising revenue in the first quarter of 2025 was $344 million, a decrease of 8%, as a result of the Super Bowl airing on our 33 FOX channels in 2025 compared to our 54 CBS channels in 2024, and by one less selling day in 2025, due to Leap Day in 2024.

●	Retransmission consent revenue in the first quarter of 2025 was $379 million, a decrease of 1% from the first quarter of 2024 and 1% above the high end of guidance for the quarter.
●

Political advertising revenue in the first quarter of 2025 was $13 million, a decrease of 52% from the first quarter of 2024, consistent with the off-year of the two-year political advertising cycle, but 225% greater than the high end of guidance for the quarter, reflecting strong results in Wisconsin.

●	Net loss attributable to common stockholders was $22 million in the first quarter of 2025, compared to Net income attributable to common stockholders $75 million in the first quarter of 2024.
●	Adjusted EBITDA was $160 million in the first quarter of 2025, compared to $197 million in the first quarter of 2024, due primarily to the cyclical decrease in political advertising revenue.

Other Key Metrics:

●	During the first quarter of 2025, we reduced the principal amount of our outstanding debt by $17 million.
●

On March 31, 2025, we amended our revolving accounts receivable securitization facility (the “AR Facility”) to increase the aggregate commitments thereunder from $300 million to $400 million and to extend the maturity date to March 31, 2028. We also increased the aggregate commitments under our Revolving Credit Facility from $680 million to $700 million.

●

As of March 31, 2025, calculated as set forth in our Senior Credit Agreement, our First Lien Leverage Ratio and Leverage Ratio, which are net of $210 million of cash, were 2.92 to 1.00 and 5.48 to 1.00, respectively.

●

As of March 31, 2025, we had $692 million of borrowing availability under our $700 million undrawn Revolving Credit Facility (availability reduced by outstanding letters of credit) and our AR Facility was fully drawn.

●	Non-cash stock-based compensation was $7 million and $6 million during the first quarters ended March 31, 2025 and 2024, respectively.

Guidance for the Quarter Ending June 30, 2025:

Based on our current forecasts for the quarter ending June 30, 2025, we anticipate the following key financial results, as outlined below in approximate ranges and as compared to the quarter ended June 30, 2024, as well as certain currently anticipated full-year financial results. As always, guidance may change in the future based on several factors and therefore may not reflect actual results.

This year began with heightened macroeconomic uncertainty that has negatively impacted on our revenues and our ability to forecast future operating results. We nevertheless remain optimistic that this uncertainty will abate as the year progresses and that we will be able to continue to realize benefits from our cost-cutting initiatives launched in late 2024 and potential improvements in the regulatory environment.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.graymedia.com

For the quarter ending June 30, 2025, we currently expect that core advertising revenue will be down by mid-single digits (“MSD”) compared to the quarter ending June 30, 2024, due in part to current macroeconomic uncertainties. As part of our core advertising revenue, we are continuing to see strong double-digit growth on a year-over-year basis in digital advertising revenue and continuing growth from local customers who previously have not purchased advertising from us. As such, we believe that our leading stations and digital products are increasing our share of local advertising market revenues.

We have implemented the cost containment measures announced in November 2024, and believe that we have exceeded the $60 million annualized savings run-rate.

Our current availability under our authorization to repurchase additional debt is $240 million. The extent of such repurchases, including the amount and timing of any repurchases, will depend on general market conditions, regulatory requirements, alternative investment opportunities and other considerations. This repurchase program supersedes any previous repurchase authorization, does not require us to repurchase a minimum amount of debt, and it may be modified, suspended or terminated at any time without prior notice.

Guidance

Based on our current forecasts for the quarter ending June 30, 2025, we anticipate the following key financial results, as outlined below in approximate ranges and as compared to the quarter ending June 30, 2024, as well as certain currently anticipated full-year financial results. As always, guidance is an estimate that may change in the future based on a number of factors and therefore may not reflect actual results:

	Quarter Ending
		June 30, 2025
	June 30, 2024	(Guidance)
	(Actual)	Low		High
	(in millions)
Revenue (less agency commissions):
Core advertising	$373	$	(MSD)	$	(MSD)
Political	47		2		3
Retransmission consent	371		369		371
Production companies	18		17		18
Other	17		16		17
Total revenue	$826

Operating expenses (excluding depreciation, amortization and loss on disposal of assets):
Broadcasting:
Station expenses	$331		$335		$340
Network affiliation fees	233		233		235
Non-cash stock-based compensation	1		-		-
Total broadcasting expense	$565		$568		$575

Production companies	$14		$14		$15

Corporate and administrative:
Corporate expenses	$23		$25		$30
Non-cash stock-based compensation	5		5		5
Total corporate and administrative expense	$28		$30		$35

Year Ending
December 31, 2025
(Guidance)
Supplemental full-year information:	(in millions)
Interest expense	$450
Amortization of deferred financing costs	$16
Preferred stock dividends	$52
Common stock dividends	$32
Total capital expenditures, excluding Assembly Atlanta	$85-$90
Capital expenditures for Assembly Atlanta, net of anticipated reimbursements	$0
Income tax payments	$48-$68

Gray Media, Inc. Earnings Release for the three-month period ended March 31, 2025	Page 2 of 9

Selected Operating Data (Unaudited)

	Three Months Ended March 31,
			% Change		% Change
			2025 to		2025 to
	2025	2024	2024	2023	2023
	(dollars in millions)
Revenue (less agency commissions):
Core advertising	$344	$372	(8)%	$357	(4)%
Political advertising	13	27	(52)%	8	63%
Retransmission consent	379	381	(1)%	395	(4)%
Other	19	19	0%	19	0%
Total broadcasting revenue	755	799	(6)%	779	(3)%
Production companies	27	24	13%	22	23%
Total revenue	$782	$823	(5)%	$801	(2)%

Operating expenses (1):
Broadcasting:
Station expenses	$343	$348	(1)%	$320	7%
Network affiliation fees	233	234	0%	235	(1)%
Non-cash stock-based compensation	1	1	0%	-
Total broadcasting expense	$577	$583	(1)%	$555	4%

Production companies	$20	$21	(5)%	$59	(66)%

Corporate and administrative:
Corporate expenses	$26	$23	13%	$24	8%
Non-cash stock-based compensation	6	5	20%	2	200%
Total corporate and administrative expense	$32	$28	14%	$26	23%

Net (loss) income	$(9)	$88	(110)%	$(31)	(71)%

Adjusted EBITDA	$160	$197	(19)%	$163	(2)%

(1)	Excludes depreciation, amortization and gain on disposal of assets.

Gray Media, Inc. Earnings Release for the three-month period ended March 31, 2025	Page 3 of 9

Detail Table of Operating Results (Unaudited)

	Three Months Ended
	March 31,
	2025	2024
	(in millions, except per share information)
Revenue (less agency commissions):
Broadcasting	$755	$799
Production companies	27	24
Total revenue	782	823
Operating expenses before depreciation, amortization, and loss on disposal of assets, net:
Broadcasting	577	583
Production companies	20	21
Corporate and administrative	32	28
Depreciation	34	36
Amortization of intangible assets	29	31
Gain on disposal of assets, net	(2)	-
Operating expenses	690	699
Operating income	92	124
Other income (expense):
Miscellaneous income, net	1	110
Interest expense	(118)	(115)
Gain on early extinguishment of debt	1	-
(Loss) income before income taxes	(24)	119
Income tax (benefit) expense	(15)	31
Net (loss) income	(9)	88
Preferred stock dividends	13	13
Net (loss) income attributable to common stockholders	$(22)	$75

Basic per share information:
Net (loss) income attributable to common stockholders	$(0.23)	$0.80
Weighted-average common shares outstanding	96	94

Diluted per share information:
Net (loss) income attributable to common stockholders	$(0.23)	$0.79
Weighted-average common shares outstanding	96	95

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Other Financial Data (Unaudited)

	Three Months Ended March 31,
	2025	2024
	(in millions)

Net cash provided by operating activities	$132	$68
Net cash (used in) provided by investing activities	(15)	80
Net cash used in financing activities	(42)	(35)
Net increase in cash	$75	$113

	As of
	March 31,	December 31,
	2025	2024
	(in millions)

Cash	$210	$135
Long-term debt, including current portion, less deferred financing costs	$5,609	$5,621
Series A perpetual preferred stock	$650	$650
Borrowing availability under Senior Credit Facility	$692	$674

Additional Information

The Company

We are a multimedia company headquartered in Atlanta, Georgia. We are the nation’s largest owner of top-rated local television stations and digital assets serving 113 television markets that collectively reach approximately 37 percent of US television households. The portfolio includes 78 markets with the top-rated television station and 99 markets with the first and/or second highest rated television station, as well as the largest Telemundo Affiliate group with 44 markets. We also own Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Our additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains certain forward-looking statements that are based largely on our current expectations and reflect various estimates and assumptions by us. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond our control, include: estimates of future revenue, future expenses, future capital expenditures, future income tax payments, future workforce reductions and other future events. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained therein, which reports are made publicly available via our website, www.graymedia.com. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2024, and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission and available at www.sec.gov.

Gray Media, Inc. Earnings Release for the three-month period ended March 31, 2025	Page 5 of 9

Conference Call Information

We will host a conference call to discuss our first quarter operating results on May 8, 2025. The call will begin at 1:00 p.m. Eastern Time. The live dial-in number is 1-800-285-6670. The call will be webcast live and available for replay at www.graymedia.com. The taped replay of the conference call will be available at 1-888-556-3470, Confirmation Code: 898476 until June 5, 2025.

Gray Contacts:

Web site: www.graymedia.com

Hilton H. Howell, Jr., Executive Chairman and Chief Executive Officer, (404) 266-5513

Pat LaPlatney, President and Co-Chief Executive Officer, (334) 206-1400

Jeffrey R. Gignac, Executive Vice President and Chief Financial Officer, (404) 504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, (404) 266-8333

Gray Media, Inc. Earnings Release for the three-month period ended March 31, 2025	Page 6 of 9

Non-GAAP Terms

In addition to results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this earnings release discusses “Adjusted EBITDA” a non-GAAP performance measure that management uses to evaluate the performance of the business. Adjusted EBITDA is calculated as net income (loss), adjusted for income tax expense (benefit), interest expense, (gain) loss on extinguishment of debt, non-cash stock-based compensation costs, non-cash 401(k) expense, depreciation, amortization of intangible assets, impairment of goodwill and other intangible assets, impairment of investments, loss (gain) on asset disposals and certain other miscellaneous items. We consider Adjusted EBITDA to be an indicator of our operating performance.

In addition to results prepared in accordance with GAAP, “Leverage Ratio Denominator” is a metric that management uses to calculate our compliance with our financial covenants in our indebtedness agreements. This metric is calculated as specified in our Senior Credit Agreement and is a significant measure that represents the denominator of a formula used to calculate compliance with material financial covenants within the Senior Credit Agreement that govern our ability to incur indebtedness, incur liens, make investments and make restricted payments, among other limitations usual and customary for credit agreements of this type. Accordingly, management believes this metric is a very material metric to our debt and equity investors. Leverage Ratio Denominator gives effect to the revenue and broadcast expenses of all completed acquisitions and divestitures as if they had been acquired or divested, respectively, on April 1, 2023. It also gives effect to certain operating synergies expected from the acquisitions and related financings and adds back professional fees incurred in completing the acquisitions. Certain of the financial information related to the acquisitions, if applicable, has been derived from, and adjusted based on, unaudited, un-reviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from this financial information if the acquisitions had been completed on the stated date. In addition, the presentation of Leverage Ratio Denominator as determined in the Senior Credit Agreement and the adjustments to such information, including expected synergies, if applicable, resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act of 1933. Leverage Ratio Denominator, as determined in the Senior Credit Agreement, represents an average amount for the preceding eight quarters then ended.

We define Transaction Related Expenses as incremental expenses incurred specific to acquisitions and divestitures, including but not limited to legal and professional fees, severance and incentive compensation, and contract termination fees. We present certain line items from our selected operating data, net of Transaction Related Expenses, in order to present a more meaningful comparison between periods of our operating expenses and our results of operations.

Our “Adjusted Total Indebtedness” or “Net Debt”, “First Lien Adjusted Total Indebtedness” and “Secured Adjusted Total Indebtedness” in each case net of all cash, represents the amount of outstanding principal of our long-term debt, plus certain other obligations as defined in our Senior Credit Agreement for the applicable amount of indebtedness.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore may not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to, and in conjunction with, results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

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Reconciliation of Adjusted EBITDA (Unaudited):

	Three Months Ended
	March 31,
	2025	2024	2023
	(in millions)
Net (loss) income	$(9)	$88	$(31)
Adjustments to reconcile from net (loss) income to Adjusted EBITDA
Depreciation	34	36	35
Amortization of intangible assets	29	31	49
Non-cash stock-based compensation	7	6	2
(Gain) loss on disposal of assets, net	(2)	-	10
Miscellaneous (income) expense, net	(1)	(110)	2
Interest expense	118	115	104
(Gain) loss on early extinguishment of debt	(1)	-	3
Income tax (benefit) expense	(15)	31	(11)
Adjusted EBITDA	$160	$197	$163

Supplemental Information:
Amortization of deferred financing costs	4	3	4
Preferred stock dividends	13	13	13
Common stock dividends	8	8	7
Purchases of property and equipment (1)	10	19	19
Reimbursements of property and equipment purchases (2)	-	-	-
Income taxes paid, net of refunds	-	-	-

(1) Excludes $5 million, $15 million and $91 million related to the Assembly Atlanta project in 2025, 2024 and 2023, respectively.
(2) Excludes $5 million, $5 million and $26 million related to the Assembly Atlanta project in 2025, 2024 and 2023, respectively.

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Calculation of Leverage Ratio, First Lien Leverage Ratio and Secured Leverage Ratio, as each is defined in our Senior Credit Agreement (Unaudited):

Eight Quarters Ended
March 31, 2025
(in millions)

Net income	$322
Adjustments to reconcile from net income to Leverage Ratio Denominator as defined in our Senior Credit Agreement:
Depreciation	288
Amortization of intangible assets	298
Non-cash stock-based compensation	47
Non-cash 401(k) expense	10
Loss on disposal of assets, net	29
Gain on disposal of investment, not in the ordinary course	(110)
Interest expense	939
Gain on early extinguishment of debt	(35)
Income tax expense	106
Impairment of investments, goodwill and other intangible assets	97
Amortization of program broadcast rights	62
Payments for program broadcast rights	(63)
Pension gain	(4)
Contributions to pension plans	(4)
Adjustments for unrestricted subsidiaries	14
Adjustments for stations acquired or divested, financings and expected synergies during the eight quarter period	(1)
Transaction Related Expenses	1
Other	(1)
Total eight quarters ended March 31, 2025	$1,995
Leverage Ratio Denominator (total eight quarters ended March 31, 2025, divided by 2)	$998

March 31, 2025
(dollars in millions)

Total outstanding principal, including current portion	$5,673
Letters of credit outstanding	8
Cash	(210)
Adjusted Total Indebtedness	$5,471
Leverage Ratio (maximum permitted incurrence is 7.00 to 1.00)	5.48

Total outstanding principal secured by a first lien	$3,126
Cash	(210)
First Lien Adjusted Total Indebtedness	$2,916
First Lien Leverage Ratio (maximum permitted incurrence is 3.5 to 1.00) (1)	2.92

Total outstanding principal secured by a lien	$3,126
Cash	(210)
Secured Adjusted Total Indebtedness	$2,916
Secured Leverage Ratio (maximum permitted incurrence is 5.50 to 1.00)	2.92

(1) At any time any amounts are outstanding under our revolving credit facility, our maximum First Lien Leverage Ratio cannot exceed 4.25 to 1.00.

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